UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2012

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2012, the Board of Directors (the “Board”) of Career Education Corporation (the “Company”) approved a 2012 Reward and Retention Program (the “Program”) for senior leaders of the Company, including but not limited to the following “named executive officers” as that term is defined by the rules of the Securities and Exchange Commission: Michael Graham, Executive Vice President, Chief Financial Officer and Treasurer; Robert Todd DeYoung, Executive Vice President, Strategy and Chief Marketing Officer; and Jason Friesen, Senior Vice President, Chief University Education Officer.

Under the Program, target awards are established for each participant based on a designated percentage of the participant’s base salary, with 50% of the target award being fixed and 50% of the target award being variable based on the trading price of the Company’s common stock. Vesting of the awards occurs in six-month intervals over an 18-month period, and an increasing percentage of the awards vest at each vesting date, subject to the participant’s continued employment with the Company. Awards under the Program are payable in cash.

The variable amount of the award paid at each vesting date will be determined by measuring the amount of increase or decrease in the Company’s common stock price versus the stock price at the date of the award, which is expected to be on or around August 10, 2012. The common stock price for purposes of these measurements will be the average of the closing price for the common stock on each of the five trading days immediately preceding the relevant date of determination. The variable amount of the award paid at each vesting date will, however, be capped at 200% of the target variable amount applicable to the relevant vesting date and have a minimum payout of 50% of the target variable amount applicable to the relevant vesting date.

Under the Program, Messrs. Graham, DeYoung and Friesen are eligible to receive target awards of $225,500, $150,960 and $177,500, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers

Senior Vice President, General Counsel and Corporate Secretary

Dated: July 30, 2012

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